UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2009

JMP Group Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33448

Delaware	20-1450327
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

600 Montgomery Street, Suite 1100

San Francisco, CA 94111

(Address of principal executive offices, including zip code)

415-835-8900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2009, the Compensation Committee of the Board of Directors of JMP Group Inc. (the “Company”) approved the application of the Company’s 2008 Compensation Program (the “Program”) to its named executive officers. Under the Program, employees of the Company that receive annual 2008 compensation above $600,000 are subject to certain covenants and restrictions on portions of such amounts as described below. In connection with the Program, the Compensation Committee adopted a form of Election Form and Participation Agreement, and a form of Restricted Stock Bonus Award Agreement.

Under the Program, a portion of each participant’s annual compensation (net of required tax withholding) (the “Retention Amount”) will be allocated to one of three investment alternatives at the election of the participant. The three investment alternatives are: (i) a money-market account; (ii) a restricted stock award; or (iii) employees of the Company’s asset management division, Harvest Capital Strategies LLC, may invest the Retention Amount in one of the funds managed by the Harvest Capital Strategies LLC. Each participant will be required to comply with certain covenants enumerated in the participation agreement for a two-year period. A failure to comply with the covenants will result in the forfeiture of 100% of the Retention Amount (or 100% of the restricted stock award, if that option was elected) if any of the covenants are breached on or before December 31, 2009 or 50% of the Retention Amount (or 50% of the restricted stock award, if that option was elected) if any of the covenants are breached on or before December 31, 2010.

Copies of the Form of 2008 Compensation Program Election Form and Participation Agreement and the Form of Restricted Stock Bonus Award Agreement are filed as exhibits 10.13.4 and 10.13.5, respectively, to this report and are incorporated by reference into this Item.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.13.4	Form of 2008 Compensation Program Election Form and Participation Agreement.

10.13.5	Form of Restricted Stock Bonus Award Agreement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMP GROUP INC.

Date: February 5, 2009	By:	/s/ Janet L. Tarkoff
Janet L. Tarkoff
Chief Legal Officer and Secretary

Index to Exhibits

Exhibit No.	Description

10.13.4	Form of 2008 Compensation Program Election Form and Participation Agreement.

10.13.5	Form of Restricted Stock Bonus Award Agreement.